As filed with the Securities and Exchange Commission on March 31, 1998

                                                   Registration No. 333-47755




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            PRE-EFFECTIVE AMENDMENT
                                    NO. 2 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    THE FIRST AMERICAN FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                   CALIFORNIA
         (State or Other Jurisdiction of Incorporation of Organization)

                                   95-1068610
                     (I.R.S. Employer Identification Number)

                              114 EAST FIFTH STREET
                        SANTA ANA, CALIFORNIA 92701-4642
                                 (800) 854-3643
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

          MARK R ARNESEN, ESQ.                               (Copy to)
                SECRETARY                               NEIL W. RUST, ESQ.
THE FIRST AMERICAN FINANCIAL CORPORATION                 WHITE & CASE LLP
          114 EAST FIFTH STREET                        633 WEST FIFTH STREET
       SANTA ANA, CALIFORNIA 92701                 LOS ANGELES, CALIFORNIA 90071
             (714) 558-3211                               (213) 620-7700
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent For Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. ( )

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) Registration No.__

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ) Registration No.__

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                                              CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                  Proposed                Proposed
                                         Amount                   Maximum                 Maximum              Amount Of
    Title of Shares                       To Be                Aggregate Price           Aggregate           Registration
   To Be Registered                    Registered                 Per Unit            Offering Price              Fee
-------------------------------------------------------------------------------------------------------------------------------
  Senior Debentures                   $100,000,000             100%(1)               $100,000,000(1)          $29,500(2)
===============================================================================================================================

(1)  ESTIMATED SOLELY FOR PURPOSE OF CALCULATING THE REGISTRATION FEE.
(2)  PREVIOUSLY PAID.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.][RED HERRING TEXT FOR LEFT HAND MARGIN]

                  SUBJECT TO COMPLETION, DATED MARCH 31, 1998.

Prospectus

THE FIRST AMERICAN                                   [Logo of The First American
FINANCIAL CORPORATION                                     Financial Corporation]

$100,000,000

[__]% SENIOR DEBENTURES DUE 2028

The First American Financial Corporation (the "Company") is offering $100,000,000 aggregate principal amount of its [__]% senior debentures due 2028 (the "Senior Debentures"). Interest on the Senior Debentures is payable on [__________] and [__________] of each year, commencing [__________], 1998. The
Senior Debentures will mature on [__________], 2028 and may be redeemed at the option of the Company in whole or in part at the Make Whole Amount (as defined herein). See "Description of the Senior Debentures."

The Senior Debentures are general unsecured obligations of the Company and rank senior to all existing or future indebtedness of the Company that is by its terms expressly subordinated to the Senior Debentures and will rank pari passu with all other existing or future indebtedness of the Company. The Senior
Debentures will be effectively subordinated to all existing and future liabilities and obligations of the Company's subsidiaries and holders of the Senior Debentures should look only to the assets of the Company for payments on the Senior Debentures. As of December 31, 1997, the Company's subsidiaries had liabilities and obligations of approximately $642.1 million net of intercompany indebtedness. See "The First American Financial Corporation."

The Senior Debentures will initially be represented by a global security (a "Global Security") registered in the name of The Depository Trust Company ("DTC" or the "Depositary") or its nominee. Beneficial interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to participants' interests) and its participants. Except as described herein, Senior Debentures in definitive form will not be issued. Beneficial interests in the Senior Debentures may be purchased in denominations of $1,000 or any integral multiple thereof. Payments of the principal, premium if any, and interest on the Senior Debentures will be made directly to DTC for subsequent disbursement to DTC participants, who are to remit such payments to the beneficial owners of the Senior Debentures. See "Description of the Senior Debentures--Book Entry System." Initial settlement for the Senior Debentures will be made in immediately available funds. The Senior Debentures will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Senior Debentures will therefore settle in immediately available funds.

The Company does not intend to apply for listing of the Senior Debentures on any securities exchange or authorization for quotation on the National Association of Securities Dealers Inc. Automated Quotation System. No assurance can be given as to whether an active trading market will develop for the Senior Debentures.

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------------------------
                                      PRICE TO                          UNDERWRITING                     PROCEEDS TO
                                      PUBLIC(1)                         DISCOUNTS(2)                     COMPANY(1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Per Senior Debenture ..........        [_____]%                         [_____]%                         [_____]%
Total..........................       $[__________]                    $[__________]                    $[__________]
------------------------------------------------------------------------------------------------------------------------------------

(1)  Plus accrued interest, if any, from [__________], 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3)  Before deducting expenses payable by the Company, estimated at $186,500.

The Senior Debentures are being offered by the Underwriters (as such term is defined herein, see "Underwriting"), subject to prior sale, when, as and if issued by the Company and delivered and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offers and to reject orders in whole or in part. It is expected that delivery of the Senior Debentures will be made in book-entry form through the facilities of the Depositary on or about [__________], 1998.

CHASE SECURITIES INC.                        FIRST CHICAGO CAPITAL MARKETS, INC.


THE DATE OF THIS PROSPECTUS IS [_____], 1998.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SENIOR DEBENTURES, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company. In addition, such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Common shares, $1.00 par value, of the Company are listed.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. For further information concerning the Company and the Senior Debentures offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith which may be obtained at the Commission's offices whose addresses are listed above. The Registration Statement has been filed electronically and may be obtained at the Commission's Web site listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The documents listed in (1), (2), (3) and (4) below are incorporated by reference in this Prospectus, and all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (2)  The Company's Report on Form 8-K dated January 23, 1998;

     (3)  The Company's Report on Form 8-K dated January 27, 1998; and

     (4)  The Company's Report on Form 8-K dated March 18, 1998.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MARK R ARNESEN, VICE PRESIDENT AND SECRETARY, THE FIRST AMERICAN FINANCIAL CORPORATION, 114 EAST FIFTH STREET, SANTA ANA, CALIFORNIA 92701-4642, TELEPHONE
NUMBER: (714) 558-3211. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 30, 1998.


                           FORWARD-LOOKING STATEMENTS

     Except for historical information contained in this Prospectus and in the documents incorporated in this Prospectus by reference, the matters discussed herein and therein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including, without limitation, the effect of economic conditions, interest rates, market demand, competition and other risks detailed herein and in the Company's other filings with the Commission.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in or incorporated by reference in this Prospectus, which should be read in its entirety. See "Risk Factors" for a description of certain factors that should be considered in connection with an investment in the Senior Debentures.

THE COMPANY

     The First American Financial Corporation (the "Company") was organized in 1894 as Orange County Title Company, succeeding to the business of two title abstract companies founded in 1889 and operating in Southern California. In 1924, the Company commenced issuing title insurance policies. In 1986, the Company began a diversification program by acquiring and developing financial service businesses closely related to the real estate transfer and closing process. The Company is a California corporation with executive offices located in Santa Ana, California.

     The Company, through its subsidiaries, is engaged in the business of providing real estate-related financial and information services to real property buyers and mortgage lenders. The Company's products and services include title insurance; real estate tax monitoring; mortgage credit reporting; mortgage loan servicing systems; property information; flood zone determination; home warranty services; appraisal services and mortgage document preparation. Although industry-wide data for 1997 is not currently available, the Company believes that its wholly-owned subsidiary, First American Title Insurance Company, was the largest title insurer in the United States, based on premiums written, and its wholly-owned subsidiary, First American Real Estate Information Services, Inc., was the nation's largest provider of flood zone determinations, based on the number of flood zone determinations issued, the nation's largest mortgage credit reporting service, based on the number of credit reports issued, and the nation's second largest provider of tax monitoring services, based on the number of loans under service. The Company also believes that its majority owned subsidiary, First American Home Buyers Protection Corporation, was one of the largest providers of home warranties in the United States, based on the number of home protection contracts under service. The Company also provides trust and limited banking services. The title insurance and real estate information segments operate through networks of offices nationwide. The Company, through its subsidiaries, transacts its title insurance business through a network of more than 300 branch offices and over 4,000 independent agents. The Company also offers its title services in Australia, the Bahama Islands, Bermuda, Canada, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and the United Kingdom. Home warranty services are available in certain counties of Arizona, California, Nevada, North Carolina, South Carolina, Texas, Utah and Washington. The trust, banking and thrift businesses operate in Southern California only. See "The First American Financial Corporation."

THE OFFERING

Securities Offered............  $100,000,000   aggregate  principal   amount  of
                                [____]% Senior Debentures due 2028.

Maturity Date.................  [__________], 2028.

Interest Payment Dates........  [__________] and [__________], commencing
                                [__________], 1998.

Optional Redemption...........  The  Senior  Debentures  are  redeemable  at the option of the Company at any time and from time to time, in whole or in part, at the Make Whole Amount (as defined herein).

Ranking.......................  The  Senior  Debentures  are  general  unsecured obligations of the Company and rank senior to all existing or future indebtedness of the Company that is by its terms expressly subordinated to the Senior Debentures and will rank pari passu in right of payment with all other existing and future indebtedness of the Company.

Same-Day Settlement...........  Initial  settlement  for the  Senior  Debentures will be made in immediately available funds. While held in global form, the Senior Debentures will settle in DTC's Same-Day Funds Settlement System and settlement for any secondary market trades and all payments of principal and interest will be made in immediately available funds.

Book-Entry System and Form
and Denomination of
Senior Debentures.............  The   Senior   Debentures   will  be  issued  in
                                denominations  of $1,000 and integral  multiples
                                thereof.  Payments of principal  and interest on
                                Senior  Debentures  represented  by a  permanent
                                global Senior  Debenture  registered in the name
                                of, or held by, the  Depositary  or its  nominee
                                will be made in immediately  available  funds to
                                the  Depositary or its nominee as the registered
                                holder of the permanent global Senior Debenture.
                                Senior   Debentures   will  not  be   issued  in
                                definitive form except under the circumstances described herein. See "Description of the Senior
                                Debentures - - Book-Entry System."

Principal Covenants...........  The indenture under which the Senior  Debentures will be issued (the "Indenture") imposes certain obligations and limitations on the Company and its subsidiaries, including, but not limited to, a limitation on the incurrence of certain liens on the capital stock of the Company's Restricted Subsidiaries (as such term is defined herein). See "Description of the Securities -- Certain Covenants of the Company."

Use of Proceeds...............  The net  proceeds  from the  sale of the  Senior
                                Debentures will be used for general corporate purposes, including, without limitation, repayment of certain debt and the financing and construction of new corporate facilities. See "Use of Proceeds."

     FOR ADDITIONAL INFORMATION REGARDING THE SENIOR DEBENTURES, INCLUDING CERTAIN DEFINITIONS, SEE "DESCRIPTION OF THE SENIOR DEBENTURES."

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary historical consolidated financial and other data for the Company for the five years ended December 31, 1997. The summary is qualified in its entirety by reference to the financial statements and other information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference herein.

                                        1993             1994               1995             1996               1997
                                        ----             ----               ----             ----               ----
      INCOME STATEMENT DATA:                           (Dollars in thousands, except per share data)
             Revenues:
   Operating revenues                $1,379,781       $1,356,946         $1,227,185         $1,571,168         $1,860,205
  Investment and other
  income                                 18,645           19,447             23,031             26,398             27,256
                                     ----------       ----------         ----------         ----------         ----------
                                      1,398,426        1,376,393          1,250,216          1,597,566          1,887,461
                                     ----------       ----------         ----------         ----------         ----------
Expenses:
  Salaries and other
  personnel costs                       397,902          423,328            431,984            531,250            647,750
  Premiums retained by
   agents                               504,375          533,598            413,444            516,593            563,137
  Other operating expenses              222,934          232,532            257,823            322,709            411,319
  Provision for title losses
  and other claims                      125,588          110,230             90,387             86,487             90,323
  Depreciation and
  amortization                           16,333           19,796             20,790             27,242             38,149
  Interest                                4,419            6,267              6,242              4,796              9,994
  Minority interest                       5,267            2,944              2,132              2,624              3,676
                                     ----------       ----------         ----------         ----------         ----------
                                      1,276,818        1,328,695          1,222,802          1,491,701          1,764,348
                                     ----------       ----------         ----------         ----------         ----------
Income before premium and
income taxes                            121,608           47,698             27,414            105,865            123,113
Premium taxes                            17,617           15,453             13,627             16,676             16,904
                                     ----------       ----------         ----------         ----------         ----------
Income before income taxes              103,991           32,245             13,787             89,189            106,209
Income taxes                             41,900           13,300              6,200             35,600             41,500
                                     ----------       ----------         ----------         ----------         ----------
Income before cumulative
effect of a change in
accounting for income taxes              62,091           18,945              7,587             53,589             64,709

Cumulative effect of a change
in accounting for income taxes            4,200               --                 --                 --                 --
                                     ----------       ----------         ----------         ----------         ----------
Net income                              $66,291          $18,945             $7,587            $53,589            $64,709
                                     ==========       ==========         ==========         ==========         ==========
EARNINGS PER SHARE:*
Basic                                     $3.89            $1.10               $.44              $3.12              $3.73
Diluted**                                 $3.89            $1.11               $.45              $3.09              $3.64
                                     ==========       ==========         ==========         ==========         ==========
BALANCE SHEET DATA:
Cash and invested assets               $359,127         $368,999           $340,089           $364,620           $411,014
Total assets                           $786,448         $828,649           $873,778           $979,794         $1,168,144
Notes and contracts                     $85,022          $89,600            $77,206            $71,257            $41,973
payable
Guaranteed preferred                         --               --                 --                 --           $100,000
beneficial interests in the
Company's junior
subordinated deferrable
interest debentures
Total stockholders' equity             $283,718         $292,110           $302,767           $352,465           $411,412
                                     ==========       ==========         ==========         ==========         ==========


OTHER DATA:
Loss ratio                                 9.1%             8.1%               7.4%               5.5%               4.9%
Ratio of debt to total
capitalization***                         21.5%            22.1%              19.1%              16.0%               7.3%
Cash flow from operations              $105,720          $53,915            $38,482           $112,843           $111,155
EBITDA****                             $142,360          $73,761            $54,446           $137,903           $171,256
Capital Expenditures                    $36,161          $34,562            $29,643            $48,785            $74,486
Ratio of EBITDA to                         32.2             11.8                8.7               28.8               17.1
interest
Depreciation and amortization           $16,333          $19,796            $20,790            $27,242            $38,149
                                     ==========       ==========         ==========         ==========         ==========

     ---------------------------------
* Based upon the weighted average number of common shares outstanding. On December 11, 1997, the Company declared a three-for-two stock split to shareholders of record on January 1, 1998. The shares commenced trading on a post-split basis on January 16, 1998. All per share data above reflects such stock-split. See the Company's Report on Form 8-K dated January 23, 1998, which is incorporated by reference herein.

** After restatement for the adoption of statement of financial accounting standards No. 128, "Earnings per Share."

***  Capitalization   includes  minority   interests  and  junior   subordinated
     deferrable interest debentures.

**** "EBITDA"  consists of operating income plus  depreciation and amortization.
     The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, investors should consider carefully the following risk factors before making an investment in the Senior Debentures. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A of the Securities Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement. See "Forward-Looking Statements."

STATUS OF COMPANY AS HOLDING COMPANY

     As a holding company, the ability of the Company to make payments of interest and principal on the Senior Debentures will be dependent primarily upon the receipt of dividends and other distributions from its subsidiaries. First American Title Insurance Company ("FATICO"), which is the Company's principal subsidiary, is subject to regulatory restrictions on its ability to pay dividends or make other payments to the Company. In 1998, the maximum amount of dividends, loans and advances available to the Company from FATICO is $52.1 million. In addition, the right of the Company to participate in any distribution of assets of any subsidiary, including FATICO, upon such subsidiary's liquidation or reorganization or otherwise, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any claims of the Company as a creditor of such subsidiary may be recognized as such. Accordingly, the Senior Debentures will effectively be subordinated to all existing and future liabilities and obligations of the Company's subsidiaries and holders of the Senior Debentures should look only to the assets of the Company for payments on the Senior Debentures. As of December 31, 1997, the Company's subsidiaries had liabilities and obligations of approximately $642.1 million net of intercompany indebtedness. See "The First American Financial Corporation."

ABSENCE OF PUBLIC MARKET

     Prior to this offering there has been no public market for the Senior Debentures, and there can be no assurance that such a market will develop. The Company does not intend to apply for listing of the Senior Debentures on any securities exchange or authorization for quotation on the National Association of Securities Dealers Inc. Automated Quotation System. The Company has been advised by the Underwriters that they intend to make a market in the Senior Debentures, as permitted by applicable laws and regulations. However, the Underwriters are not obligated to make a market in the Senior Debentures, and any market-making activity with respect to the Senior Debentures may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Senior Debentures or as to the liquidity of or the trading market for the Senior Debentures. If an active public market does not develop, the market price and liquidity of the Senior Debentures may be adversely affected.

CYCLICAL NATURE OF REAL ESTATE MARKET

     Substantially all of the Company's title insurance, tax monitoring, credit reporting, flood zone determination and property information business results from resales and refinancings of real estate, including residential and commercial properties, and from the construction and sale of new properties. The Company's home warranty business results from residential resales and does not benefit from refinancings or commercial transactions. Resales and refinancings of residential properties constitute the major source of the Company's revenues. Real estate activity is cyclical in nature and is affected greatly by the cost and availability of long-term mortgage funds. Real estate activity and, in turn, the Company's revenue base, can be adversely affected during periods of high interest rates and/or limited money supply. However, this adverse effect is mitigated in part by the continuing diversification of the Company's operations into areas outside of its traditional title insurance business.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     As a key component of its growth strategy, the Company has pursued and is pursuing acquisitions in the real estate-related financial services industry. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect the Company's financial position and operating results. The success of any completed acquisition will depend in part on the Company's ability to integrate effectively the acquired businesses into the Company. This process may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. No assurance can be given that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that recent acquisitions or future acquisitions, if completed, will be successful.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company is dependent upon the continued services of the Company's senior management, particularly its President, Parker S. Kennedy, its Chairman and Director, D.P. Kennedy, and its Executive Vice President and Chief Financial Officer, Thomas A. Klemens. The loss of the services of any of these individuals could have a material adverse effect on the Company's financial position and results of operations. The Company's success also depends on its ability to attract and retain other highly qualified managerial personnel.

YEAR 2000 COSTS

     Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day to day operations. The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues; these costs will be expensed as incurred. In addition, the appropriate course of action may include replacement or an upgrade of certain systems or equipment at a substantial cost to the Company. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. The Company may incur significant costs in resolving its Year 2000 issues. If not resolved, this issue could have a significant adverse impact on the Company's operations.

GOVERNMENT REGULATION

     The title insurance industry is subject to extensive governmental regulation. Applicable laws and their interpretation vary from state to state and are enforced with broad discretion. There can be no assurance that any review of the Company's operations and business relationships by courts or other regulatory authorities will not result in determinations that could adversely affect the Company or that the regulatory environment will not change to restrict the Company's existing or future operations.


                                 USE OF PROCEEDS

     The net proceeds from the sale of the Senior Debentures will be used for general corporate purposes, including, without limitation, repayment of certain debt and the financing and construction of new corporate facilities. The Company will use approximately $12.1 million of net proceeds to satisfy the Company's obligations under a certain sale-leaseback agreement which imposes an implicit interest rate of 10.3% per annum and approximately $4.8 million of net proceeds to retire certain of the Company's senior notes bearing an interest rate of 9.38% per annum and maturing in April 1999. Pending such uses, some portion of such funds may be invested in short-term marketable securities. The remainder of such proceeds will be added to the general funds of the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's consolidated ratio of earnings to fixed charges is set forth below for each of the periods indicated:

                                           Year Ended December 31,
                            ---------------------------------------------------
                              1993       1994       1995        1996       1997
                              ----       ----       ----        ----       ----
-------------------------------------------------------------------------------
Earnings to Fixed Charges     24.5        6.1        3.2        19.6       11.6


     For purposes of computing the ratio of earnings to fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges represent interest expense.


                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company and its subsidiaries, on a consolidated basis, as of December 31, 1997, and as adjusted to give effect the offering of the Senior Debentures and the use of proceeds therefrom. See "Use of Proceeds."

                                                   AS OF DECEMBER 31, 1997
                                                      ACTUAL AS ADJUSTED
                                                        (IN THOUSANDS)

NOTES AND CONTRACTS PAYABLE...................   $41,973            $36,653
                                                --------           --------
SENIOR DEBENTURES.............................        --            100,000
                                                                   --------
MINORITY INTERESTS............................    25,214             25,214
                                                --------           --------
GUARANTEED PREFERRED BENEFICIAL
  INTERESTS IN THE COMPANY'S
  JUNIOR SUBORDINATED DEFERRABLE
  INTEREST DEBENTURES.........................   100,000            100,000
                                                --------           --------
SHAREHOLDERS' EQUITY

   Common Stock...............................    61,327             61,327

   Retained Earnings..........................   344,645            344,645

   Net Unrealized Gain on Securities..........     5,440              5,440
                                                --------           --------
      Total Shareholders' Equity..............   411,412            411,412
                                                --------           --------
TOTAL CAPITALIZATION..........................  $578,599           $673,279
                                                ========           ========

                    THE FIRST AMERICAN FINANCIAL CORPORATION

OVERVIEW

     The Company was organized in 1894 as Orange County Title Company, succeeding to the business of two title abstract companies founded in 1889 and operating in Southern California. In 1924, the Company commenced issuing title insurance policies. In 1986, the Company began a diversification program by acquiring and developing financial service businesses closely related to the real estate transfer and closing process. The Company is a California corporation whose executive offices are located at 114 East Fifth Street, Santa Ana, California 92701-4642, and its telephone number is (714) 558-3211.

     The Company, through its subsidiaries, is engaged in the business of providing real estate-related financial and informational services, including title insurance, real estate tax monitoring, mortgage credit reporting, flood zone determination, mortgage loan servicing systems, property information, home warranty services, appraisal services and mortgage document preparation to real property buyers and mortgage lenders. The Company also provides trust and limited banking services.

     Through growth and acquisitions, the Company believes it has become the United States' largest provider of real estate-related financial and informational services. The Company has assembled an array of companies which, together, provide comprehensive services to the mortgage industry, commercial and residential real estate developers, home buyers and other customers. As a part of its growth strategy, the Company has pursued and is pursuing acquisitions in the real estate-related financial services industry.


BUSINESS SEGMENTS

     TITLE INSURANCE

     Title insurance policies are insured statements of the condition of title to real property, showing priority of ownership as indicated by public records, as well as outstanding liens, encumbrances and other matters of record, and certain other matters not of public record. Policies are issued based on a title report prepared after a search of public records, maps, and documents and are typically issued when a title is transferred.

     Unlike other types of insurance policies, title insurance policies do not insure against future risk. Before issuing title policies, title insurers seek to limit their risk of loss by accurately performing title searches and examinations. The major expenses of a title company relate to such searches and examinations, the preparation of preliminary reports or commitments and the maintenance of title plants, and not from claim losses as in the case of property and casualty insurers.

     The Company, through First American Title Insurance Company and its other subsidiaries, transacts its title insurance business through a network of more than 300 branch offices and more than 4,000 independent agents. In 1997, the Company's title insurance operations generated $1.46 billion in operating revenues.

     REAL ESTATE INFORMATION SERVICES

     In recent years management has developed a strategy to be a "one-stop" real estate information service company. To this end, in 1991 the Company acquired what was believed to be the second largest tax service company, and in 1995 acquired what were believed to be, in each case, the largest mortgage credit reporting company and the largest flood zone determination company, in the United States.

     In general, the Company's real estate information service products generate higher margins than its title insurance products. The majority of pre-tax profits generated by the Company from non-title business is derived from the real estate services business, which generated $45.3 million in pre-tax profits in 1997 and $331.4 million in operating revenues. Approximately 29% of the Company's pre-tax profits in 1997 were derived from its real estate information services businesses. These businesses are not regulated and hence not constrained by dividend statutes enforceable by the states in which the Company operates its title business or by constraints imposed by California on the Company's trust and banking business.

     First American Real Estate Information Services, Inc. ("FAREIS") has grown from its tax service origins into a diversified mortgage services company. FAREIS and its subsidiaries now serve mortgage originators, mortgage servicers, title companies, real estate attorneys, consumers as well as non-lending entities. The business was initially established in 1987 to advise mortgage lenders as to the status of tax payments on real property securing their loans. The Company's real estate information services also include mortgage and other credit reporting services, flood zone determinations, mortgage loan servicing systems, property inspections, appraisal services and mortgage document preparation.

     The tax service business includes both real estate tax reporting as well as tax outsourcing and tax certification. The Company's tax service business reports on 12 million properties annually and is believed to be the second largest provider of tax services to the real estate market. The Company works with over 22,000 taxing authorities nationwide.

     First American CREDCO, Inc. ("CREDCO"), the Company's mortgage credit reporting entity, is believed by the Company to be the largest provider of these services in the United States and processes over 600,000 credit reports per month. CREDCO provides residential mortgage credit reports, prequalifying reports, merged credit data, resident screening services, business reports, credit scoring tools and personal credit reports. CREDCO has recently branched into the consumer lending and risk scoring areas, providing credit reporting and information management services to automobile dealers, consumers and home equity lenders nationwide. Approximately 25% of CREDCO's 1997 revenues were from non-real estate related sources.

     The Company is the leading provider of flood zone determinations. Flood reporting services consist of a broad range of information required by regulatory agencies regarding properties in relation to flood zones. This business currently processes over 400,000 flood determinations per month.

     The property/field services business consists of processing single family home inspections, conducting field interviews with delinquent mortgagors, monitoring the condition of properties and assuring timely property preservation. The Company's acquisition in December 1996 of Ward Associates places the Company among the leaders in this business.

     The appraisal services business utilizes leading technology to provide national mortgage lenders with property-relative value assessments. The appraisal services business operates throughout the United States. Electronic appraisals are supplemented with qualified local appraisers.

     In April 1996, the Company acquired the Excelis Mortgage Loan Servicing System ("Excelis MLS"), now known as Excelis, Inc. Excelis MLS is the only commercially available real-time on-line servicing system that has been developed since 1990 to meet increasingly sophisticated market demands. The software employs rules-based technology, which enables the user to customize the system to fit its individual servicing criteria and policies.

     In May 1997, the Company purchased all of the operations of Strategic Mortgage Services, Inc., a Delaware Corporation ("SMS"), other than SMS' flood zone determination business. SMS is a leading provider of real estate information services to the U.S. mortgage and title insurance industries. The acquired businesses include SMS' credit division, which the Company believes is the third largest provider of U.S. mortgage credit information; SMS' property appraisal division, which the Company believes is the second largest provider of U.S. appraisal services; SMS' title division, which provides title and closing services throughout the United States, servicing primarily second mortgage originators; SMS' settlement services business, which provides title plant systems and accounting services, as well as escrow closing software, to the title industry; and a controlling interest in what the Company believes is largest mortgage document preparation firm.

     On January 1, 1998,  the Company and its real  estate  information  service subsidiaries (other than Excelis Inc.) (the "Real Estate Information Subsidiaries") consummated a joint venture with Experian Information Solutions, Inc. ("Experian"), pursuant to which First American Real Estate Solutions LLC ("FARES") was established. Under the joint venture, the Real Estate Information Subsidiaries contributed substantially all of their assets and liabilities to FARES in exchange for an 80% ownership interest and Experian transferred substantially all of the assets and liabilities of its Real Estate Solutions division ("RES") to FARES in exchange for a 20% ownership interest. The Company believes that RES is the nation's foremost supplier of core real estate data, providing, among other things, property valuation information, title information, tax information and imaged title documents. As a result of this joint venture, the Company believes that FARES is the nation's largest and most diverse provider of information technology and decision support solutions for the mortgage and real estate industries. See the Company's Report on Form 8-K dated January 27, 1998, which is incorporated by reference herein.

     HOME WARRANTY

     The Company currently owns 79% of its home warranty business, with the remaining balance owned by current and former management of this subsidiary. The home warranty business issues one-year warranties which protect homeowners against defects in household systems and appliances such as plumbing, water heaters, and furnaces. The warranties issued are for household systems and appliances only, not for the homes themselves. The Company's home warranty business currently operates in certain counties of Arizona, California, Nevada, North Carolina, South Carolina, Texas, Utah and Washington. The Company's home warranty business is one of the largest in the United States based on contracts under service, with $46.9 million in operating revenues in 1997.

     TRUST AND THRIFT

     Since 1960, the Company has conducted a general trust business in Southern California. In 1985, the Company formed a banking subsidiary into which its subsidiary trust operation was merged. As of December 31, 1997, the trust operations were administering fiduciary and custodial assets having a market value in excess of $1.3 billion.

     During 1988, the Company, through a majority owned subsidiary, acquired an industrial loan corporation (the "Thrift") that accepts thrift deposits and uses deposited funds to originate and purchase loans secured by commercial properties in Southern California. The loans made by the Thrift currently range in amount from $20,000 to $1,105,000, with an average loan balance of $270,500. Loans are made only on a secured basis, at loan-to-value percentages no greater than 75%. The Thrift specializes in making commercial real estate loans and financing commercial equipment leases. In excess of 93% of the Thrift's loans are made on a variable rate basis. The average yield on the Thrift's loan portfolio as of December 31, 1997, was 11%. The Thrift's average loan is 60 months in duration. Current deposits total $62.5 million and the loan portfolio totals $65.5 million.

                      DESCRIPTION OF THE SENIOR DEBENTURES

     The Senior Debentures will be issued under a Senior Indenture (the "Indenture") between the Company and Wilmington Trust Company, as trustee (the "Trustee"). This summary of the material terms and provisions of the Senior Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture.

GENERAL

     The Senior Debentures will be issued in a principal amount of one hundred million dollars ($100,000,000). The Senior Debentures will bear interest at the annual rate of [__]% of the principal amount thereof, payable semi-annually in arrears on [_____] and [_____] of each year (each, an "Interest Payment Date"), commencing [_____], 1998, to the person in whose name each Senior Debenture is registered, subject to certain exceptions, at the close of business on the first day of the month of the relevant Interest Payment Date. In addition, to the extent permitted by law, interest shall accrue on any interest due but not paid on such Interest Payment Date at the annual rate of [ ]%. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Senior Debentures is not a Business Day (as such term is defined below), then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case, with the same force and effect as if made on the date such payment was originally payable. A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Trustee is closed for business.

MATURITY; OPTIONAL REDEMPTION

     The Senior Debentures will mature on [_____], 2028 (such date, the "Stated Maturity"). No sinking fund is provided for the Senior Debentures. The Company may at any time and from time to time, at its option, and subject to the terms and conditions of the Indenture, redeem the Senior Debentures in whole at any time or in part from time to time at a redemption price equal to the Make Whole Amount.

     The "Make Whole Amount" will be equal to the amount, as determined by a Quotation Agent (as defined below), equal to the sum of the principal amount of the Senior Debentures to be redeemed and the present value of scheduled semi-annual interest payments thereon accrued on a daily basis (assuming a 360-day year consisting of twelve 30-day months) from the thereon Redemption Date to Stated Maturity (the "Make Whole Payment Period"), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate.

     "Adjusted Treasury Rate" means the Treasury Rate plus 0.20%.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Make Whole Payment Period that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Make Whole Payment Period. If no United States Treasury security has a maturity which is within a period from three months before to three months after the Stated Maturity, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

     "Comparable Treasury Price" means, with respect to any Redemption Date, (A) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Quotations Agent obtains fewer than five such Reference Treasury Dealer Quotations for such Redemption Date, the average of all such quotations.

     "Quotation Agent" means Chase Securities Inc. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer" means (i) the Quotation Agent and (ii) any other Primary Treasury Dealer selected by the Quotation Agent after consultation with the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     "Treasury Rate" means (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Make Whole Payment Period (if no maturity is within three months before or after the Make Whole Payment Period, yields for the two published maturities most closely corresponding to the Make Whole Payment Period shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Date preceding the Redemption Date.

RANKING

     The Senior Debentures will be unsecured and will rank senior to all existing or future indebtedness of the Company that is by its terms expressly subordinated to the Senior Debentures and will rank pari passu with all other indebtedness of the Company. The Senior Debentures will be effectively subordinated to all existing and future liabilities and obligations of the Company's subsidiaries and holders of the Senior Debentures should look only to the assets of the Company for payments on the Senior Debentures. As of December 31, 1997, the Company's subsidiaries had liabilities and obligations of approximately $642.1 million net of intercompany indebtedness. See "The First American Financial Corporation."

BOOK-ENTRY SYSTEM

     The Senior Debentures will initially be issued in the form of a Global Security held in book-entry form. DTC or its nominee will be the sole registered holder of the Senior Debentures for all purposes under the Indenture.

     Upon the issuance of a Global Security evidencing the Senior Debentures, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Senior Debentures represented by such Global Security purchased by such persons. Such accounts shall be designated by the Underwriters, with respect to Senior Debentures placed by the Underwriters for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership by participants of beneficial interests in a Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     Payment of principal and interest on Senior Debentures represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Senior Debentures represented thereby for all purposes under the Indenture. None of the Company, any agent of the Company, or the Trustee or the Underwriters will have any responsibility or liability for any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a Global Security representing any Senior Debentures or for maintaining, supervising, or reviewing any of DTC's records relating to such beneficial ownership interests.

     The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Security may not be transferred except as a whole by DTC to a nominee of DTC. A Global Security is exchangeable for Senior Debentures only if
(i) DTC notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable, and exchangeable, and such transfers shall be registrable, or (iii) there shall have occurred and be continuing an Event of Default (defined below) or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default (defined below) with respect to the Senior Debentures represented by such Global Security. Any Global Security that is exchangeable for Senior Debentures pursuant to the preceding sentence will be transferred to, and registered and exchanged for, Senior Debentures in authorized denominations and registered in such names as the Depositary holding such Global Security may direct. Subject to the foregoing, the Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Security becomes exchangeable for Senior Debentures, (i) Senior Debentures will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, any repurchase price, and interest on the Senior Debentures will be payable, and the transfer of the Senior Debentures will be registrable, at the office or agency of the Company maintained for such purposes, and (iii) no service charge will be made for any registration of transfer or exchange of the Senior Debentures, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or its nominee is the registered owner of such Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Debentures represented by such Global Security for the purposes of receiving payment on the Senior Debentures, receiving notices, and for all other purposes under the Indenture and the Senior Debentures. Beneficial interests in Senior Debentures will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Cede & Co. has been appointed as the nominee of DTC. Except as provided above, owners of beneficial interests in a Global Security will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders, or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     Initial settlement for the Senior Debentures will be made in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds or the equivalent, so long as DTC continues to make the Same-Day Funds Settlement System available to the Company.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Senior Debentures will trade in DTC's Same-Day Funds Settlement System. Secondary market trading activity in the Senior Debentures will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Debentures.

CERTAIN COVENANTS OF THE COMPANY

     LIMITATION ON LIENS ON CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Indenture provides that the Company may not, and may not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien, other than a Purchase Money Lien, upon any capital stock of any Restricted Subsidiary, whether owned on the date of the Indenture or thereafter acquired, to secure any Indebtedness (other than the Senior Debentures) of the Company, any Subsidiary or any other Person without in any such case making effective provision whereby all of the outstanding Senior Debentures shall be directly secured equally and ratably with such Indebtedness or, if such Indebtedness is secured by such a Lien and is expressly subordinated or junior in right of payment to the Senior Debentures, secured by such a Lien that is senior in priority to the Lien securing such Indebtedness; provided, however, that this restriction will not apply to (i) Liens on the capital stock of any Restricted Subsidiary securing Indebtedness outstanding from time to time, provided that the principal amount of all such Indebtedness secured by Liens on the capital stock of any Restricted Subsidiary, at the time of each incurrence of any portion of any such Indebtedness, does not exceed 20% of Total Capitalization and (ii) Liens securing Indebtedness from the Company to any wholly-owned Restricted Subsidiary or from any wholly-owned Restricted Subsidiary to the Company or its subsidiaries. This provision will not restrict any other property of the Company or its Subsidiaries. Pursuant to clause (i) above, as of December 31, 1997, the Company could have secured by Liens on the capital stock of Restricted Subsidiaries up to approximately $134.7 million of Indebtedness, without providing security to the holders of the Senior Debentures. In fact, however, as of December 31, 1997, the Company has no Indebtedness secured by Liens on the capital stock of the Restricted Subsidiaries and the Company's Credit Facility is unsecured.

     The Indenture defines: "Total Capitalization," as of the date of determination, as the sum of (i) all Indebtedness of the Company outstanding as of such date, including, without limitation, the Company's junior deferrable interest debentures, the Securities and all Indebtedness under bank credit facilities, (ii) the Company's consolidated shareholders' equity at the end of the most recently completed fiscal quarter of the Company immediately preceding such date of determination for which financial statements are or are required to be available and (iii) the minority interests in Subsidiaries of the Company at the end of the most recently completed fiscal quarter of the Company immediately preceding such date of determination for which financial statements are or are required to be available; "Credit Facility" as the Amended and Restated Credit Agreement among the Company, The Chase Manhattan Bank, and the lenders party thereto from time to time, dated as of July 29, 1997, as amended from time to time; "Lien" as any mortgage, pledge, hypothecation, encumbrance, charge or security interest of any kind; "Indebtedness" as indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness; "Person" as any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof; "Purchase Money Lien" as (i) a Lien upon any capital stock of any Restricted Subsidiary acquired before or after the date of the Indenture if such Lien is for the purpose of financing the acquisition of the capital stock of such Restricted Subsidiary, and does not exceed the cost to the Company or any Subsidiary of acquiring the capital stock of such Restricted Subsidiary and such financing is effected concurrently with, or within six months after, the date of such acquisition and
(ii) any extension,  renewal or refinancing of any such Lien described in clause
(i) immediately above so long as the principal amount of obligations secured thereby shall not exceed the original principal amount of obligations so secured at the time of any such extension, renewal or refinancing; "Restricted Subsidiary" as any Subsidiary that is a licensed insurance company having capital and surplus in excess of $2.5 million; "Securities" as the Company's senior unsecured debt securities; and "Subsidiary" as a corporation or business trust, a majority of the outstanding voting securities of which is owned, directly or indirectly, by the Company and/or one or more Subsidiaries. On the date hereof, the Restricted Subsidiaries of the Company are First American Title and Trust Company, First American Title Insurance Company, First American Home Buyers Protection Corporation, First American Title Insurance Company of New York, First American Title Insurance Company of Oregon, First American Title Insurance Company of Texas and Port Lawrence Title and Trust Company.

     LIMITATION ON CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Senior Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; (iii) any such lease shall provide that it will remain in effect so long as any Senior Debentures are outstanding; and (iv) certain other conditions prescribed in the Indenture are met.

INDENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the Senior Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the Senior Debentures:

(i)  failure for 30 days to pay any interest on the Senior  Debentures when due;
     or

(ii) failure to pay any principal on the Senior Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

(iii)failure to observe or perform in any material respect any other covenant contained in the Indenture for 90 days after written notice to the Company from the Trustee or the holders of at least 25% in aggregate outstanding principal amount of outstanding Senior Debentures; or

(iv) certain events in bankruptcy,  insolvency or reorganization of the Company;
     or

(v) any default or event of default under any Indebtedness of the Company or any of its Subsidiaries other than Indebtedness secured by assets of the Company or any of its Subsidiaries the terms of which limit the remedies of the holder or holders thereof primarily to the assets so secured ("Nonrecourse Indebtedness"), which default or event of default results in at least $10 million of aggregate principal amount of such Indebtedness being declared due and payable prior to maturity and such acceleration is not rescinded within 10 days thereafter; or

(vi) failure by the Company or any of its Subsidiaries to pay at maturity any Indebtedness other than Nonrecourse Indebtedness in excess of $10 million aggregate principal amount, and such failure shall not have been cured within 10 days thereafter.

     The holders of a majority in aggregate outstanding principal amount of Senior Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of Senior Debentures may declare the principal due and payable immediately upon an Event of Default. The holders of a majority in aggregate outstanding principal amount of Senior Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of Senior Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Trustee.

     The holders of a majority in aggregate outstanding principal amount of the Senior Debentures may, on behalf of the holders of all the Senior Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Debenture. The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     In case an Event of Default shall occur and be continuing, the Trustee will have the right to declare the principal of and the interest on such Senior Debentures and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Senior Debentures.

MODIFICATION OF INDENTURE

     From time to time the Company and the Trustee may, without the consent of the holders of the Senior Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially and adversely affect the interests of the holders of Senior Debentures) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, as amended. The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of outstanding Senior Debentures affected, to modify the Indenture in a manner affecting the rights of the holders of such Senior Debentures; provided that no such modification may, without the consent of the holder of each outstanding Senior Debenture so affected, (i) change the stated maturity of Senior Debentures or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such extension as is contemplated hereby) or (ii) reduce the percentage of principal amount of Senior Debentures the holders of which are required to consent to any such modification of the Indenture.

DEFEASANCE AND DISCHARGE

     The Indenture provides that the Company, at the Company's option: (a) will be discharged from any and all obligations in respect of the Senior Debentures (except for certain obligations to register the transfer or exchange of Senior Debentures, replace stolen, lost or mutilated Senior Debentures, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including those described under "Certain Covenants of the Company"), in each case if the Company deposits, in trust with the Trustee, money or U.S. government obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of, and interest and premium, if any, on the Senior Debentures on the dates such payments are due in accordance with the terms of such Senior Debentures. To exercise any such option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of Senior Debentures to recognize income, gain or loss for United States federal income tax purposes and, in the case of a discharge pursuant to clause (a), such opinion shall be accompanied by a private letter ruling to that effect received by the Company from the United States Internal Revenue Service or revenue ruling pertaining to a comparable form of transaction to such effect by the United States Internal Revenue Service.

PAYMENT AND PAYING AGENTS

     Initially, the Company will act as paying agent with respect to the Senior Debentures. The Company at any time may designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Company will be required to maintain a paying agent at the place of payment.

     Any moneys deposited with the Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of or interest on any Senior Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of the Company, be repaid to the Company, and the holder of such Senior Debentures shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

GOVERNING LAW

     The Indenture and the Senior Debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     The Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Senior Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.


                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement between the Company and the several Underwriters named below (each an "Underwriter"), dated __________ __, 1998 (the "Underwriting Agreement"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Company, the principal amount of the Senior Debentures set forth below opposite their respective names:

                                                             Principal Amount of
Underwriter                                                   Senior Debentures
Chase Securities Inc............................................................
First Chicago Capital Markets, Inc..............................................
         Total......................................................$100,000,000

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Senior Debentures offered hereby if any of the Senior Debentures are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the Senior Debentures to the public initially at the respective offering price set forth on the cover page of this Prospectus, and to certain dealers initially at such price less a discount not in excess of 0.[_____]% of the principal amount of the Senior Debentures. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of 0.[_____]% of the principal amount of the Senior Debentures on sales to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     Chase Securities Inc. is an affiliate of The Chase Manhattan Bank which is the agent for and a lender under the Credit Facility. Chase Securities Inc. served as arranger for the Credit Facility. First Chicago Capital Markets, Inc. is an affiliate of The First National Bank of Chicago. The Chase Manhattan Bank, The First National Bank of Chicago and their respective affiliates participate on a regular basis in various general financing and banking transactions for the Company and its affiliates.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments which the Underwriters might be required to make in respect thereof.

     In connection with the offering of the Senior Debentures, Chase Securities Inc., on behalf of the Underwriters, may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Senior Debentures in the open market for the purpose of pegging, fixing or maintaining the price of the Senior Debentures. Syndicate covering transactions involve purchases of the Senior Debentures in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Senior Debentures to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

     The Senior Debentures are a new series of securities with no established trading market and will not be listed on any securities exchange. The Underwriters have advised the Company that they intend to make a market in the Senior Debentures, but are under no obligation to do so and such market making may be terminated at any time. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Senior Debentures.


                                  LEGAL MATTERS

     The validity of the Senior Debentures will be passed upon by White & Case LLP, 633 West Fifth Street, Los Angeles, California 90071, as counsel for the Company. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017.


                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                      * * *

(outside back cover page)

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES, IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


TABLE OF CONTENTS

Available Information                                                          2
Incorporation of Documents by Reference                                        2
Forward-Looking Statements                                                     3
Prospectus Summary                                                             4
Risk Factors                                                                   9
Use of Proceeds                                                               11
Ratio of Earnings to Fixed Charges                                            12
Capitalization                                                                12
The First American Financial Corporation                                      13
Description of the Senior Debentures                                          17
Underwriting                                                                  26
Legal Matters                                                                 27
Experts                                                                       27

Prospectus

THE FIRST AMERICAN
FINANCIAL CORPORATION

$100,000,000

[_____]% Senior Debentures due 2028






                           [Logo of The First American
                             Financial Corporation]








CHASE SECURITIES INC.

FIRST CHICAGO CAPITAL MARKETS, INC.





Dated [__________], 1998

                                     PART II

                     Information Not Required in Prospectus

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated to be as follows:

Securities and Exchange Commission registration fee..................... $29,500
Trustee's fees*.........................................................  $7,000
Printing expenses*...................................................... $15,000
Legal fees and expenses*................................................ $80,000
Accounting fees and expenses*........................................... $50,000
Miscellaneous*..........................................................  $5,000
         Total*.........................................................$186,500
____________
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

     The Restated Articles of Incorporation of the Registrant provide that: "The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." The effect of this provision is to exculpate directors from any liability to the Registrant, or anyone claiming on the Registrant's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of the Registrant to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

     The Bylaws of the Registrant provide that, subject to certain qualifications, "(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through
(iv) above shall apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of the Registrant:
Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of the Registrant means any person appointed to serve on the Registrant's board of directors either by its shareholders or by the remaining board members.

     Each of the Registrant's 1996 Stock Option Plan and its 1997 Directors' Stock Plan (each individually, the "Plan") provides that, subject to certain conditions, "The Company shall, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the [Compensation] Committee, and any [other] employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with the Company's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person."

ITEM 16. EXHIBITS.

1    Form of Underwriting Agreement.

4.1  Form of Senior Indenture.

4.2  Form of Senior Debenture.

5    Opinion of White & Case LLP regarding validity of the Senior Debentures.

12   Statement re computation of Ratio of Earnings to Fixed Charges.

23.1 Consent of Price Waterhouse LLP.

23.2 Consent of White & Case LLP (contained in Exhibit 5).

24   Power of Attorney.

25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust Company to act as trustee under the Senior Debentures.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      * * *

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on March 31, 1998.


                                        THE FIRST AMERICAN FINANCIAL
                                        CORPORATION


                                       By:/s/ Parker S. Kennedy
                                          ---------------------
                                       Parker S. Kennedy, President
                                       (Principal Executive Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Pre-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date:  March 31, 1998               By:/s/ D.P. Kennedy
                                       ----------------
                                    D.P. Kennedy, Chairman and Director



Date:  March 31, 1998               By:/s/ Parker S. Kennedy
                                       ---------------------
                                    Parker S. Kennedy, President and Director



Date:  March 31, 1998               By:/s/ Thomas A. Klemens
                                       ---------------------
                                    Thomas A. Klemens, Executive Vice
                                    President, Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Pre-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date:  March 31, 1998                    By:/s/ George L. Argyros*
                                             ----------------------
                                          George L. Argyros, Director

Date:  March 31, 1998                    By:/s/ Gary J. Beban*
                                             ------------------
                                          Gary J. Beban, Director

Date:  March 31, 1998                    By:/s/ J. David Chatham*
                                             ---------------------
                                          J. David Chatham, Director

Date:  March 31, 1998                    By:/s/ William G. Davis*
                                             ---------------------
                                          William G. Davis, Director

Date:  March 31, 1998                    By:/s/ James L. Doti*
                                             ------------------
                                          James L. Doti, Director

Date:  March 31, 1998                    By:/s/ Lewis W. Douglas, Jr.*
                                             --------------------------
                                          Lewis W. Douglas, Jr., Director

Date:  March 31, 1998                    By:/s/ Paul B. Fay, Jr.*
                                             ---------------------
                                          Paul B. Fay, Jr., Director

Date:  March 31, 1998                    By:/s/ Dale F. Frey*
                                             -----------------
                                          Dale F. Frey, Director

Date:  March 31, 1998                    By:/s/ Anthony R. Moiso*
                                             ---------------------
                                          Anthony R. Moiso, Director

Date:  March 31, 1998                    By:/s/ Rudolph J. Munzer*
                                             ----------------------
                                          Rudolph J. Munzer, Director

Date:  March 31, 1998                    By:/s/ Frank O'Bryan*
                                             ------------------
                                          Frank O'Bryan, Director

Date:  March 31, 1998                    By:/s/ Roslyn B. Payne*
                                             --------------------
                                          Roslyn B. Payne, Director

Date:  March __, 1998                    By:______________________
                                          D. Van Skilling, Director

Date:  March 31, 1998                    By:/s/ Virginia Ueberroth*
                                             -----------------------
                                          Virginia Ueberroth, Director


*By:/s/ Mark R Arnesen
 Mark R Arnesen
 Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER     DESCRIPTION
-------    -----------
1          Form of Underwriting Agreement.*

4.1        Form of Senior Indenture.

4.2        Form of Senior Debenture.

5          Opinion of White & Case LLP regarding validity of the Senior
           Debentures.*

12         Statement re computation of Ratio of Earnings to Fixed Charges.*

23.1       Consent of Price Waterhouse LLP.

23.2       Consent of White & Case LLP (contained in Exhibit 5).*

24         Power of Attorney.*

25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust Company to act as trustee under the Senior Debentures.*

*Previously filed.